Exhibit 9(b)

Consent of Counsel

[Sutherland Asbill & Brennan LLP Letterhead]

October 15, 2007

Board of Directors

Western Reserve Life Assurance Co. of Ohio

Separate Account VA AA

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA AA

WRL Freedom Advisor

File No. 333-145461/811-22113

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Pre-Effective Amendment No. 1 to the Registration Statement to Form N-4 (file No. 333-145461) of the Separate Account VA AA filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.